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                                                                  EXHIBIT 4.5
                                                                  EXECUTION COPY


                 ADMINISTRATION AGREEMENT, dated as of November 7, 1994, between NFC ASSET TRUST a Delaware business trust (the "Trust"), and NAVISTAR FINANCIAL CORPORATION, a Delaware corporation ("NFC"), as administrator (in such capacity, the "Administrator").


                             W I T N E S S E T H :


                 WHEREAS, pursuant to the Liquidity Agreement, dated as of November 7, 1994, among the Trust, certain financial institutions parties thereto from time to time (the "Lenders") and Chemical Bank, as administrative agent for the Lenders, it is contemplated that the Lenders will from time to time make Loans to the Trust in accordance with the terms and conditions set forth in the Liquidity Agreement, the proceeds of which will be used, among other things, to purchase Receivables pursuant to the Receivables Purchase Agreement, to purchase the Trust Wholesale Certificate pursuant to the Wholesale Purchase Agreement and make Wholesale Certificate Advances, to make the Financing Loan pursuant to the Financing Loan and Security Agreement and to repay maturing Commercial Paper and outstanding Loans;

                 WHEREAS, pursuant to the Depositary Agreement, the Trust will issue Commercial Paper from time to time in accordance with the terms and conditions set forth in the Depositary Agreement and the Liquidity Agreement, the proceeds of which will be used, among other things, to purchase Receivables pursuant to the Receivables Purchase Agreement, to purchase the Trust Wholesale Certificate pursuant to the Wholesale Purchase Agreement and make Wholesale Certificate Advances, to make the Financing Loan pursuant to the Financing Loan and Security Agreement and to repay maturing Commercial Paper and outstanding Loans;

                 WHEREAS, pursuant to the Trust Agreement, the Trust has issued the Trust Certificates representing beneficial interests in the assets of the Trust; and

                 WHEREAS, the Trust and the Owner Trustee desire to have the Administrator perform and aid in the performance of various financial, statistical, accounting and other services for the Trust, as well as pay certain costs and expenses of the Trust for which the Administrator will be compensated in accordance with the terms hereof, and the Administrator is willing to furnish such services and make such payments on the terms and conditions herein set forth.
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                 NOW, THEREFORE, in consideration of the foregoing and the
mutual covenants herein contained, the parties hereto agree as follows:

                 SECTION 1.  DEFINITIONS.

                 1.1 Defined Terms. Capitalized terms used in this Agreement shall have the respective meanings assigned to such terms in Appendix A to the Liquidity Agreement unless otherwise defined herein.

                 1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Basic Documents or any certificate or other document made or delivered pursuant hereto or thereto.

                 (b) As used herein and in the Basic Documents, and in any certificate or other document made or delivered pursuant hereto, accounting terms not defined in subsection 1.1, and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

                 (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                 (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                 SECTION 2.  DUTIES AND SERVICES OF THE ADMINISTRATOR.

                 2.1 General Duties and Services of the Administrator. The Administrator hereby agrees to perform the following general duties and services:

                 (a) to manage and administer the affairs of the Trust, including, without limitation, providing the following services:

                            (i) maintenance of all books and records of the Trust relating to the Loans and the Commercial Paper;

                            (ii) maintenance of all books and records of the Trust relating to the Financing Loan, the Trip Interest Rate Caps, the other Trip Collateral and any amounts received in respect thereof;

                           (iii) maintenance of all books and records of the Trust relating to the Trust Receivables, the Trust
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                 Interest Rate Caps, the Trust Wholesale Certificate, the
                 Wholesale Certificate Advances, the other Collateral and any amounts received in respect thereof;

                            (iv) maintenance of all books and records of the Trust relating to the issuance, sale and repayment of the Trust Certificates;

                             (v) maintenance of general accounting records of the Trust and preparation for certification of such periodic financial statements as may be necessary or appropriate; and

                            (vi) preparation for execution by the Trust of such income, franchise or other tax returns of the Trust as shall be required to be filed by applicable law (including as described in subsection 5.7(b) of the Trust Agreement), and payment, solely from the assets of the Trust, of any taxes required to be paid by the Trust by applicable law, provided, that the Owner Trustee shall retain responsibility for the distribution to the Certificateholders of the Schedule K-1s necessary to enable each Certificateholder to prepare its federal and state income tax returns.

                 (b) to perform all the duties of the Administrator and the Trust under the Basic Documents, including, without limitation, those set forth in this Agreement; provided that the Administrator shall not be required to pay from its own funds the obligations of the Trust except as otherwise set forth herein;

                 (c) to monitor the performance of the Trust and to advise the Owner Trustee when action is necessary to comply with the Trust's duties under the Basic Documents and, at the request of the Owner Trustee, to take all appropriate action that it is the duty of the Trust or the Owner Trustee to take pursuant to the Basic Documents;

                 (d) to prepare for execution by the Owner Trustee, on behalf of the Trust, or cause the preparation by other appropriate Persons, of all such documents, reports, filings, instruments, certificates and opinions as it shall be the duty of the Trust or the Owner Trustee to prepare, file or deliver pursuant to the Basic Documents;

                 (e) to undertake such other managerial and administrative services as may be reasonably required in connection with the satisfaction by the Trust of its obligations under, or the satisfaction of any conditions contained in, or to prevent any default by the Trust under, any of the Basic Documents and under any of the agreements, instruments and documents required to be executed and delivered by the Owner Trustee, on behalf of the Trust,
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         pursuant to such Basic Documents or which services are typically performed by third-party administrators of commercial paper; provided that the Administrator shall not be required to pay from its own funds the obligations of the Trust except as otherwise set forth herein;

                 (f) to arrange for the retention of (i) such legal counsel as may be necessary to perform for the Trust the services necessary or appropriate to its organization and the services customarily provided by a general corporate counsel and (ii) a nationally recognized accounting firm to audit the year-end financial statements of the Trust, to prepare tax returns of the Trust, and to provide such other accounting services as the Administrator or the Trust may specify (including, without limitation, delivery of a certificate pursuant to subsection 6.2(b) of the Liquidity Agreement);

                 (g) to promptly notify the Owner Trustee, the Administrative Agent, the Collateral Trustee and, as required pursuant to the terms of any of the Basic Documents, the Rating Agencies, upon discovery or receiving notice thereof of (i) any Financing Loan Default or Financing Loan Event of Default, (ii) any Default or Event of Default,
         (iii) any General Wind-Down Event, (iv) any Amortization Event, (v) any Receivable Wind-Down Event and (vi) any determination with respect to the federal income tax or withholding tax status of the Trust or securities issued or owned by the Trust which is contrary to the express intentions of any of the parties to the Basic Documents;

                 (h) to apply for ratings of the Commercial Paper Notes and the Certificates from S&P and Moody's or another nationally recognized rating agency and provide such Rating Agencies with any information reasonably requested by such Rating Agencies in connection with their review of the Trust;

                 (i) to take, or cause to be taken, all other actions of the Administrator described in this Agreement; and

                 (j) in furtherance of the foregoing, to take, or instruct the Owner Trustee to take, all other appropriate action that it is the duty of the Trust or the Owner Trustee to take, and to exercise all rights of the Trust which the Trust may exercise, pursuant to the terms of the Basic Documents.

                 2.2 Duties with Respect to the Financing Loan and Security Agreement. In connection with the Trust's making of the Financing Loan under the Financing Loan and Security Agreement and the increase from time to time of the Financing Loan Principal Amount thereunder and the performance of its
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obligations in connection therewith under the Liquidity Agreement, the
Administrator hereby agrees to do or cause to be done the following:

                 (a) to ascertain that the making of the Financing Loan and each increase in the Financing Loan Principal Amount is made in compliance with the terms of the Financing Loan and Security Agreement and the Liquidity Agreement and, in connection therewith, delivering an Administrator's Certificate substantially in the form of Exhibit A;

                 (b) to enforce on behalf of the Trust compliance with the terms and conditions of the Financing Loan and Security Agreement, the Trip Interest Rate Caps and the other Trip Collateral;

                 (c) to record, account for and enforce payment of amounts payable to the Trust pursuant to the Financing Loan and Security Agreement, the Trip Interest Rate Caps and the other Trip Collateral on behalf and for the account of the Trust;

                 (d) to hold, maintain and preserve records with respect to the making of the Financing Loan and any increase in the Financing Loan Principal Amount and the assignment of Trip Interest Rate Caps and the other Trip Collateral to the Trust;

                 (e) to hold, maintain and preserve copies of all reports, documents, agreements, opinions, certificates, filings and other instruments delivered or made in connection with the Financing Loan and Security Agreement, the Trip Interest Rate Caps and the other Trip Collateral;

                 (f) to the extent permitted pursuant to the Liquidity Agreement and the other Basic Documents, to request NFC, NLC, Trip, the Trip Servicer, the Owner Trustee or any Counterparty to agree to amend, if deemed necessary or appropriate by the Administrator, in accordance with the terms thereof, the Financing Loan and Security Agreement, the Trip Servicing Agreement, the Retail Receivables Purchase Agreement, the Lease Receivables Purchase Agreement and the Trip Interest Rate Caps; and

                    (g) to take such other steps as may be necessary or appropriate to enable the Trust to perform its duties and exercise its rights under the Financing Loan and Security Agreement, the Trip Servicing Agreement, the Retail Receivables Purchase Agreement, the Lease Receivables Purchase Agreement and the Trip Interest Rate Caps and to satisfy the conditions precedent contained in subsection 5.8 of the Liquidity Agreement.
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                 2.3      Duties with Respect to the Acquisition of
Receivables. In connection with the Trust's acquisition from time to time of Receivables and the performance of its obligations in connection therewith under the Liquidity Agreement, the Administrator shall do or cause to be done the following:

                 (a) to ascertain that the acquisition of each Trust Pool is made in compliance with the terms of the Receivable Purchase Agreement and the Liquidity Agreement and, in connection therewith, delivering an Administrator's Certificate, substantially in the form of Exhibit B;

                 (b) to enforce on behalf of the Trust compliance with the terms and conditions of the Receivables Purchase Agreement, the Trust Interest Rate Caps, the Trust Servicing Agreement and the other related Collateral;

                 (c) to record, account for and enforce payment of amounts distributable or payable to the Trust in connection with the Trust Receivables, the Trust Interest Rate Caps and the other related Collateral on behalf and for the account of the Trust;

                 (d) to hold, maintain and preserve records with respect to acquisitions of and distributions in connection with the Trust Receivables, the Trust Interest Rate Caps and the other related Collateral;

                 (e) to hold, maintain and preserve copies of all documents, agreements, opinions, certificates, filings and other instruments delivered or made in connection with the Receivables Purchase Agreement, the Trust Interest Rate Caps, the Trust Servicing Agreement and the other related Collateral;

                 (f) to the extent permitted pursuant to the Liquidity Agreement and the other Basic Documents, request Trip, NLC, the Trust Servicer, the Owner Trustee or any Counterparty to agree to amend, if deemed necessary or appropriate by the Administrator, in accordance with the terms thereof the Receivables Purchase Agreement, the Trust Servicing Agreement and the Trust Interest Rate Caps and the other related Collateral; and

                 (g) to take such other steps as may be necessary or appropriate to enable the Trust to perform its duties and exercise its rights under the Receivables Purchase Agreement, the Trust Servicing Agreement and the Trust Interest Rate Caps and to satisfy the conditions precedent contained in subsections 5.6 of the Liquidity Agreement.
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                 2.4      Duties with Respect to the Acquisition of the Trust
Wholesale Certificate. In connection with the Trust's acquisition of the Trust Wholesale Certificate and the making of Wholesale Certificate Advance from time to time and the performance of its obligations in connection therewith under the Liquidity Agreement, the Administrator shall do or cause to be done the following:

                 (a) to ascertain that the acquisition of the Trust Wholesale Certificate is made in compliance with the terms of the Liquidity Agreement and, in connection therewith, delivering an Administrator's Certificate, substantially in the form of Exhibit C hereto;

                 (b) to ascertain that each Wholesale Certificate Advance is made in compliance with the terms of the Liquidity Agreement and, in connection therewith, delivering an Administrator's Certificate, substantially in the form of Exhibit D hereto;

                 (c) to enforce on behalf of the Trust compliance with the terms and conditions of the Trust Wholesale Certificate, the Wholesale Purchase Agreement, the Wholesale Pooling and Servicing Agreement and the Dealer Note Trust Pooling and Servicing Agreement;

                 (d) to record, account for and enforce payment of amounts payable to the Trust in connection with the Trust Wholesale Certificate on behalf and for the account of the Trust;

                 (e) to hold, maintain and preserve records with respect to investments in and distributions and payments in connection with the Trust Wholesale Certificate;

                 (f) to hold, maintain and preserve copies of all documents, agreements, opinions, certificates, filings and other instruments delivered to the Trust in connection with the Wholesale Purchase Agreement, the Wholesale Pooling and Servicing Agreement and the Dealer Note Trust Pooling and Servicing Agreement; and

                 (g) to take such other steps as may be necessary or appropriate to enable the Trust to perform its duties and exercise its rights under the Wholesale Purchase Agreement, the Wholesale Pooling and Servicing Agreement and the Dealer Note Trust Pooling and Servicing Agreement and to satisfy the conditions precedent contained in subsections 5.7 and 5.9 of the Liquidity Agreement.

                 2.5 Duties with Respect to the Financing Activities of the Trust. (a) In connection with the administration by the Administrator of the obligations of the Trust under the Liquidity Agreement, the Depositary Agreement, the Collateral Trust
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Agreement, the Trust Agreement and any other agreements, documents and instruments delivered in connection therewith, the Administrator hereby agrees to do or cause to be done the following:

                    (i) to receive, process and take all required actions in response to any notices received from or on behalf of any Lender (or any commercial bank desiring to become a Lender) in connection with any rating downgrade, upgrade or withdrawal of such Lender or refusal by such Lender to extend its Expiry Date, or any other notice of any kind requiring action under the Basic Documents by or on behalf of the Trust or the Owner Trustee, and, in connection therewith, monitor on an on-going basis the respective ratings of each of the Lenders and the respective Expiry Dates of such Lenders and use its reasonable efforts (without the expenditure of money for the sole purpose of inducing such replacement) to cause a Non-Extending Lender which would be obligated to make a Non-Pro Rata Revolving Loan to be replaced in accordance with the terms of the Liquidity Agreement;

                    (ii) to the extent necessary, in connection with any proposed increase in the Trust Asset Balance, to request any Lender or the Administrative Agent to agree to amend the Liquidity Agreement or request any Lender to increase its Commitment under the Liquidity Agreement;

                   (iii) to deliver any notice, certificate, opinion or other instrument required to be delivered by or on behalf of the Trust to any Lender, the Administrative Agent, the Depositary, the Collateral Trustee and the Owner Trustee in accordance with the Liquidity Agreement, the Collateral Trust Agreement, the Depositary Agreement and the Trust Agreement, including, without limitation, each such notice, certificate, opinion and other instrument to satisfy any of the conditions precedent set forth in Section 5 of the Liquidity Agreement or notice of any of the events described in subsection 3(c) of the Liquidity Agreement;

                    (iv) to instruct the Collateral Trustee, to the extent that there shall from time to time be any funds in the Collateral Account, the Spread Account, the Non-Pro Rata Funding Account or the Reserve Account which may be invested pursuant to the Collateral Trust Agreement, as to the application of such funds to any investments permitted thereunder subject to the provisions of the Collateral Trust Agreement;

                    (v)   to instruct the Collateral Trustee to apply, on
         behalf and for the account of the Trust, Collections, amounts paid pursuant to the Interest Rate Caps, Investment Earnings and any other proceeds of the Collateral received by the Collateral Trustee, to the Collateral Account for
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         further application pursuant to subsection 5.3 of the Collateral Trust
         Agreement;

                    (vi) to pay from its own funds the following fees when due and payable pursuant to the Basic Documents: (1) the fee payable to the Administrative Agent pursuant to subsection 9.10 of the Liquidity Agreement, (2) the fee payable to the Collateral Trustee pursuant to subsection 9.5(a) of the Collateral Trust Agreement and (3) the fee payable to the Depositary pursuant to Section 7(a) of the Depositary Agreement;

                 (vii) to pay from its own funds the following expenses and indemnities when due and payable pursuant to the Basic Documents: (1) any amounts owing by the Trust pursuant to subsection 2.21(f) of the Liquidity Agreement, (2) any amounts owing by the Trust pursuant to subsection 10.5 of the Liquidity Agreement, (3) any amounts owing by the Trust pursuant to subsection 9.5(b) of the Collateral Trust Agreement, (4) any amounts owing to the Depositary pursuant to Sections 7(b) and 7(c) of the Depositary Agreement and (5) any amounts owing by the Trust pursuant to the indemnification provisions contained in any Commercial Paper Dealer Agreement; and

                 (viii) to take all other action on behalf of the Trust or the Owner Trustee deemed necessary or appropriate, in the discretion of the Administrator, to carry out the activities contemplated by clauses (i) through (vii) above.

                 (b) In connection with the administration by the Administrator of the obligations of the Trust under the Depositary Agreement and the Commercial Paper Dealer Agreements, including, without limitation, the issuance, sale and payment of the Commercial Paper by or on behalf of the Trust, the Administrator hereby agrees to do or cause to be done the following:

                    (i) to advise the Commercial Paper Dealers and the Depositary from time to time of the funding requirements of the Trust, determining on behalf of the Trust, in consultation with the Depositary, in connection with each issuance of Commercial Paper Notes, the principal amount, interest rate or rate of discount, issuance date and maturity date of such Commercial Paper Notes and advising the Depositary and the Commercial Paper Dealers from time to time in accordance with the Depositary Agreement and the Commercial Paper Dealer Agreements (including any notices required to be furnished to the Depositary and such Commercial Paper Dealers under such agreements) of the desire of the Trust to sell Commercial Paper Notes;

                    (ii) to give instructions on behalf of the Trust to the Depositary to issue and sell, from time to time, Commercial
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                                                                              10



         Paper Notes; provided, however, that in no event will the Administrator instruct the Depositary to issue Commercial Paper Notes if, to the Administrator's knowledge after due inquiry, any of the terms and conditions set forth in any of the Basic Documents which are required to be satisfied on or prior to the date on which such Commercial Paper is to be issued and sold are not so satisfied ;

                   (iii) to give instructions on behalf of the Trust to the Collateral Trustee to apply the proceeds of the sale of Commercial Paper Notes (after payment of maturing Commercial Paper Notes in accordance with Section 6 of the Depositary Agreement) to the Collateral Account for further application pursuant to subsection 5.3 of the Collateral Trust Agreement;

                    (iv) to approve offering materials and send any offering materials containing any reference to a Lender to such Lender in sufficient time to allow such Lender to relay its approval or disapproval, in accordance with the terms of the Liquidity Agreement, to the Administrator;

                    (v) to hold, maintain and preserve books and records with respect to the Trust's issuance, sale and repayment of Commercial Paper Notes; and

                    (vi) to take all other action on behalf of the Trust deemed necessary or appropriate, in the discretion of the Administrator, to carry out the activities contemplated by clause (i) through (v) above.

                 (c) In connection with the execution, delivery and performance of the Trust Agreement by the Owner Trustee, the Administrator hereby agrees to do or cause to be done the following:

                 (i) to give instructions to the Owner Trustee on behalf of the Trust to issue the Trust Certificates on the Issuance Date and to issue additional Trust Certificates from time to time on any Additional Issuance Date in accordance with the Equity Documents;

                 (ii) to give instructions to the Owner Trustee on behalf of the Trust to reduce the Aggregate OTC Amount from time to time in accordance with the Equity Documents and to make distributions from the Certificate Distribution Account from time to time in accordance with subsections 5.2, 5.3, 5.4 and 5.5 of the Trust Agreement;

                 (iii) to pay the Owner Trustee as compensation for its services under the Basic Documents such fees as have been separately agreed upon before the date hereof between the Administrator and the Owner Trustee pursuant to subsection 9.1 of the Trust Agreement;
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                 (iv)  to pay or reimburse the Owner Trustee for its reasonable expenses as set forth in subsection 9.1 of the Trust Agreement;

                 (v) to pay, indemnify and hold harmless the Owner Trustee and its successors, assigns, agents and servants from and against any and all liabilities, obligations, losses, damages, taxes (excluding any taxes payable by the Owner Trustee on or measured by any compensation received by the Owner Trustee for its services under the Trust Agreement), claims, actions and suits, and any and all reasonable costs, expenses and disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever (collectively, "Expenses") which may at any time be imposed on, incurred by, or asserted against the Owner Trustee to or arising out of or incurred in connection with the Basic Documents, the Trust Estate, the administration of the Trust Estate or the action or inaction of the Owner Trustee under the Basic Documents, except only that the Administrator shall not be liable for or required to indemnify from and against Expenses arising or resulting from (i) the willful malfeasance, bad faith or negligence of the Owner Trustee or (ii) with respect to the Owner Trustee, the inaccuracy of any representation or warranty contained in subsection
         8.3 of the Trust Agreement;

                    (vi) to replace any existing Owner Trustee and appoint any successor Owner Trustee and take any other necessary action in connection with such replacement and appointment, each in accordance with the provisions of the Trust Agreement;

                 (vii) to promptly notify the Owner Trustee of its determination that the final distribution will be made with respect to the Trust Certificates pursuant to Section 5 of the Trust Agreement;

                 (viii) to promptly notify the Owner Trustee of the termination or other dissolution of the Trust; and

                    (ix) to take any and all other actions required to be taken by or on behalf of the Administrator or the Trust pursuant to the terms of the Trust Agreement.

                 (d) If, on any date on which any Commercial Paper Notes mature, the amount of funds on deposit in the Principal Subaccount available to the Trust on such date is less than the amount payable by the Trust on account of such maturing Commercial Paper Notes on such date (after giving effect to the sale of any Commercial Paper on such date), the Administrator may, in its sole discretion, advance funds to cover all or any portion of such shortfall (each such advance, a "CP Advance"). The Administrator shall promptly give the Depositary and the Administrative Agent notice of each CP Advance. It is intended

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that any such CP Advance be for no longer than one Business Day and that for all purposes of this Agreement and the other Basic Documents (including for purposes of distributions under the Collateral Trust Agreement), any such CP Advance outstanding on any day shall be treated as Commercial Paper in the amount of such advance maturing on such day, plus accrued interest thereon. Such CP Advances shall be secured by the Collateral to the same extent as Commercial Paper under the Collateral Trust Agreement. Interest on each such unpaid CP Advance shall be at a rate equal to the Federal Funds Effective Rate, shall accrue for the period from and including the day of the advance to but excluding the date of repayment and shall be paid in arrears on the date of repayment.

                 Notwithstanding anything in this Agreement or the other Basic Documents to the contrary, the Administrator shall be responsible for promptly notifying the Owner Trustee if any withholding tax is imposed on the Trust's payments to a Certificateholder as contemplated in subsection 2.11(c) of the Trust Agreement. Any such notice shall specify the amount of any withholding tax required to be withheld by the Owner Trustee pursuant to such provision. The Administrator may satisfy any obligations it may have pursuant to the foregoing sentence, or subsection 2.1(a)(vi) or otherwise with respect to accounting and tax matters by retaining, at the expense of the Trust payable by the Administrator, a firm of independent public accountants acceptable to the Owner Trustee which shall perform the obligations of the Administrator thereunder. Such accountants or the Administrator shall provide the Owner Trustee on or before the first Settlement Date with a letter certifying whether any withholding tax specified in this subsection 2.7(a) is then required and, if required, specifying the procedures to be followed to comply with the Code. Such accountants or the Administrator shall update such letter if and to the extent it shall no longer be accurate.

                 SECTION 3. PROCEEDS OF COLLATERAL. (a) In the event that the Administrator or any Affiliate receives any proceeds of the Collateral (other than as contemplated by the Basic Documents), the Administrator shall immediately deposit, or cause such Affiliate to deposit, such proceeds into the Collateral Account.

                 (b) On each Business Day, the Administrator shall instruct the Collateral Trustee to (i) allocate all amounts deposited in the Collateral Account on such Business Day in accordance with the terms of the Collateral Trust Agreement and (ii) apply all amounts on deposit in the Collateral Account as set forth in the Collateral Trust Agreement.

                 (c) On each Settlement Date, the Administrator shall instruct the Collateral Trustee to apply all amounts on deposit in the Collateral Account as set forth in the Collateral Trust Agreement.

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                 SECTION 4. INFORMATION.

                 4.1  Monthly Statements.   On each Determination Date, the
Administrator shall deliver to the Administrative Agent, each Rating Agency, the Owner Trustee, the Paying Agent and the Collateral Trustee a certificate signed by a Responsible Officer of the Administrator (a "Monthly Program Statement"), containing the information required in order to make payments or distributions pursuant to the Liquidity Agreement, the Financing Loan and Security Agreement, the Collateral Trust Agreement and the Trust Agreement on the next succeeding Settlement Date, including, without limitation, setting forth calculations necessary to determine the following amounts on or for, the immediately succeeding Settlement Date: (i) Credits Outstanding, (ii) OTC Percentage, (iii) Non-OTC Percentage, (iv) Trust Asset Balance, (v) Borrowing Base, (vi) Receivable Borrowing Base, (vii) Net Trip Pool Balance, (viii) Net Issuer Amount, (ix) Principal Payment Amount, (x) Financing Loan Principal Payment Amount, (xi) Trust Principal Payment Amount, (xii) Wholesale Principal Payment Amount, (xiii) Principal Overpayment Amount, (xiv) Interest Reconciliation Amount, (xv) Total Cash Available, (xvi) Trip Specified Spread Account Balance, (xvii) Trust Specified Account Balance, (xviii) Specified Spread Account Balance; and the following amounts for the immediately preceding Monthly Period: (i) Combined Six-Month Net Loss Percentage, (ii) Combined Three-Month Net Loss Percentage, (iii) Combined Twelve-Month Net Loss Percentage and (iv) Delinquency Percentage. If, as a result of changes in Trust Receivables, Trip Receivables or Credits Outstanding during the period from such Determination Date to the immediately succeeding Settlement Date, any of the above-referenced calculations would be different from the calculations set forth on the related Monthly Program Statement delivered on such Determination Date, the Administrator shall promptly deliver to the Administrative Agent, the Owner Trustee, the Paying Agent and the Collateral Trustee a revised Monthly Program Statement indicating such differences.

                 4.2  Annual Reports and Statements.   (a)  Upon receipt, the
Administrator shall deliver to the Administrative Agent, the Owner Trustee and the Collateral Trustee a copy of each report delivered to the Administrator pursuant to Sections 3.01 and 3.02 of the Trip Servicing Agreement and Sections
3.01 and 3.02 of the Trust Servicing Agreement.

                 (b) On or before February 1 of each year, beginning February 1, 1996, the Administrator shall deliver to the Administrative Agent, the Collateral Trustee and the Owner Trustee an officers' certificate, dated as of October 31 of the preceding year, stating that (i) a review of the activities of the Administrator during the preceding 12-month period (or, in the case of the first such certificate, from the Initial Funding Date) and of its performance under this Agreement has been made under such officers' supervision and (ii) to the best of such officers' knowledge, based on such review, the Administrator has fulfilled all its obligations under this Agreement throughout such year or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof.

                 4.3 Custodial Duties With Respect to Other Information; Access to Books and Records. The Administrator agrees that it shall maintain copies of all the documents, opinions of counsel, reports, schedules, certificates, statements, records and other instruments relating to the Trust Estate received by it and it shall hold, maintain and preserve, as custodian for the Trust, each such document, opinion, report, schedule, certificate, statement, record or other instrument and permit the Collateral Trustee, the Administrative Agent and the Owner Trustee and their representatives to examine and make abstracts therefrom during normal business hours, upon reasonable request and in accordance with subsection 6.5 of the Liquidity Agreement, subject to the Administrator's normal security and confidentiality procedures and at offices designated by the Administrator; provided that any information, records or materials obtained by such Persons pursuant to this subsection 4.3 shall be used by such Person solely in connection with the transactions contemplated by the Basic Documents and shall be treated as confidential by such Persons.

                 4.4 Obligation to Supply Information. The Administrator shall prepare and supply, or cause to be prepared and supplied, for the Lenders, the Administrative Agent, the Collateral Trustee, the Depositary and the Owner Trustee such information regarding the performance by the Trust and the Administrator of their respective obligations under any of the Basic Documents as such parties may from time to time reasonably request pursuant to the terms thereof.

                 SECTION 5. COMPENSATION. The Trust shall pay to the Administrator, as compensation for its services hereunder, on each Settlement Date, (a) the Administration Fee and (b) the Additional Administration Fee, which fees shall be paid (to the extent of funds available therefor) pursuant to subsections 5.3(a)(vi)(M), and (o), respectively, of the Collateral Trust Agreement.

                 SECTION 6.  TERM OF APPOINTMENT.

                 6.1 Term. This Agreement shall continue in full force and effect for so long as any Commitments remain in effect, any Commercial Paper Note, Loan or Trust Certificate remains outstanding and unpaid or any other amount is owing to any Lender, the Administrative Agent or any Certificateholder pursuant to any of the Basic Documents, after which time this Agreement shall automatically terminate.

                 6.2 Resignation or Removal of Administrator (a) The Administrator shall not resign from its obligations and duties under this Agreement, except upon a determination that the performance of its duties is no longer permissible under applicable law, which determination shall be evidenced by an opinion of counsel to the Administrator (and reasonably satisfactory to the Administrative Agent), addressed to the Owner Trustee, on behalf of the Trust, the Administrative Agent, the Lenders, the Collateral Trustee and the Rating Agencies.

                 (b) If any one of the following events shall occur and be continuing (each, an "Administrator Default"):

                    (i) failure by the Administrator to make or cause to be made any payment of any amount required to be made hereunder, which failure continues unremedied for a period of three Business Days after the date on which written notice of such failure shall have been given to the Administrator or after discovery of such failure by an officer of the Administrator;

                    (ii) failure by the Administrator to deliver any report required to be delivered by the Administrator pursuant to Section 3 or 4 when due, which failure continues unremedied for a period of two Business Days (or, in the case of Section 4.2, 10 Business Days) after the date on which written notice of such failure shall have been given to the Administrator;

                   (iii) failure on the part of the Administrator to duly observe or perform in any material respect any other covenant or agreement of the Administrator set forth in this Agreement, which failure continues unremedied for a period of 30 consecutive days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Administrator; or

                    (iv) any representation, warranty, certificate or statement of fact made or deemed made by the Administrator pursuant to this Agreement, shall prove to have been incorrect in any material respect when made or deemed made, and if the consequences of such representation, warranty, certificate or statement being incorrect shall be susceptible of remedy in all material respects, such consequences shall not be remedied in all material respects within 30 days after the Administrator first becomes aware or is advised that such representation, warranty, certification or statement was incorrect in a material respect; or

                    (v) there shall have occurred an Insolvency Event with respect to the Administrator;

then, and in each and every case, so long as an Administrator Default shall not have been remedied, the Owner Trustee, upon the request of the Majority Lenders and the Holders of Trust

Certificates representing a majority of the Aggregate OTC Amount, shall terminate all of the rights and obligations of the Administrator under this Agreement; provided that such removal shall become effective upon appointment of a Successor Administrator in accordance with subsection 6.2(c). The Owner Trustee shall as promptly as possible appoint a Successor Administrator, subject to the consents required as set forth in subsection 6.2(c).

                 Notwithstanding the foregoing, there shall be no Administrator Default where an Administrator Default would otherwise exist due to a delay in or failure of performance for a period of 10 Business Days if the delay or failure giving rise to such Administrator Default was caused by an act of God or the public enemy, acts of declared or undeclared war, public disorder, rebellion or sabotage, epidemics, landslides, lightning, fire, hurricanes, earthquakes, floods or similar causes. The preceding sentence shall not relieve the Administrator from using its best efforts to perform its obligations in a timely manner in accordance with the terms of this Agreement and the Administrator shall provide to the Owner Trustee, the Collateral Trustee and the Administrative Agent with prompt notice of such failure or delay by it, together with a description of its efforts so to perform its obligations.

                 (c) Neither the resignation by the Administrator pursuant to subsection 6.2(a) nor the removal of the Administrator pursuant to subsection 6.2(b) shall become effective until (i) a successor Administrator designated to the Owner Trustee by the Majority Lenders and Holders of Trust Certificates representing a majority of the Aggregate OTC Amount shall have been appointed by the Owner Trustee, and (ii) such successor Administrator shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Administrator is bound hereunder (any such successor Administrator so appointed, the "Successor Administrator"); provided, however, that so long as NFC acts as the Administrator, the Administrator may, at any time without notice or consent, delegate any duties under this Agreement or under the other Basic Documents to any Person more than 50% of the voting stock or other interest of which is owned directly or indirectly by NIC, provided that no such delegation shall relieve the Administrator of its responsibility with respect to any such duties hereunder.

                 (d) The Administrator shall forthwith upon such termination or removal deliver to the Successor Administrator all property and documents of or relating to the Trust Estate and the other Collateral then in the custody of the Administrator and shall cooperate with the Trust and take all reasonable steps requested to assist the Trust in making an orderly transfer of the duties of the Administrator to the Successor Administrator.

                 SECTION 7. REPRESENTATION AND WARRANTY OF THE ADMINISTRATOR. The Administrator hereby represents and warrants, as of the date hereof, that this Agreement constitutes a legal, valid and binding obligation of the Administrator enforceable against the Administrator in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, affecting the enforcement of creditors' rights and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

                 SECTION 8. COVENANTS OF THE ADMINISTRATOR. The Administrator agrees that, so long as the Commitments remain in effect, any Commercial Paper Note, Loan or Trust Certificate remains outstanding and unpaid or any other amount is owing by the Trust or the Administrator pursuant to any of the Basic Documents, the Administrator shall:

                 (a) preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business with respect to its duties and obligations as Administrator hereunder;

                 (b)  comply with all its obligations under the Basic Documents;

                 (c) not create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any Collateral (or any portion thereof), whether now owned or hereafter acquired, or assign or otherwise convey or encumber any existing or future rights to receive any income or payments in respect of the Collateral, except as contemplated by the Collateral Trust Agreement and the Depositary Agreement;

                 (d) defend and otherwise protect, against all claims of third parties, except as contemplated by the Collateral Trust Agreement and the Depositary Agreement, the interest of the Trust in the Collateral;

                 (e) give prompt notice to the Administrative Agent and the Owner Trustee following its discovery or receipt of notice of the occurrence of a Trip Servicer Default under the Trip Servicing Agreement in its capacity as Trip Servicer thereunder;

                 (f) give prompt notice to the Administrative Agent and Owner Trustee following its discovery or receipt of notice of the occurrence of a Trust Servicer Default under the Trust Servicing Agreement in its capacity as Trust Servicer thereunder;

                 (g) give prompt notice to the Administrative Agent and the Owner Trustee following its discovery or receipt of notice of the occurrence of a Wholesale Servicer Termination Event in its capacity as Wholesale Servicer thereunder;

                 (h) execute any agreements, documents or other instruments as required by law and take any other actions as may be reasonably required to protect the interest of the Trust in the Collateral;

                 (i) deliver promptly to the Administrative Agent and the Owner Trustee copies of all reports, documents, agreements, opinions, certificates, filings and other instruments in respect of, or related to, the Financing Loan and Security Agreement and the other Trip Collateral which are delivered to the Trust by or on behalf of Trip pursuant to the Financing Loan and Security Agreement; and

                 (j) deliver promptly to the Administrative Agent and the Owner Trustee copies of all reports, documents, agreements, opinions, certificates, filings and other instruments in respect of, or related to the Receivables Purchase Agreement, the Wholesale Purchase Agreement, the Wholesale Pooling and Servicing Agreement and the other Collateral which are delivered to the Trust.

                 SECTION 9.  MISCELLANEOUS.

                 9.1 Amendments and Waivers. The terms of this Agreement shall not be amended, supplemented or modified except in writing by the Trust and the Administrator with the prior written consent of the Administrative Agent and the Majority Lenders; provided, however, that no amendment, modification or supplement hereto shall be made without a confirmation by each of the Rating Agencies that such action will not result in a withdrawal or downgrade of the current ratings of the outstanding Commercial Paper Notes and the Trust Certificates.

                 9.2 Notices. Except where telephonic instructions or notices are authorized herein to be given, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or by overnight courier, or, in the case of telecopy notice, when received, addressed as follows:

                 The Administrator:        NAVISTAR FINANCIAL CORPORATION
                                           2850 West Golf Road
                                           Rolling Meadows, Illinois  60008
                                           Attention:  General Counsel
                                           Telecopy:   (708) 734-4090

                 The Trust:                     NFC ASSET TRUST
                                                c/o CHEMICAL BANK DELAWARE
                                                1201 Market Street
                                                Wilmington, Delaware  19801
                                                Attention:  Corporate Trustee
                                                                  Administration
                                                Telecopy:   (302) 984-4889


                 9.3 Administrator Appointed Attorney-in-Fact. The Trust hereby appoints the Administrator its attorney-in-fact, with full power of substitution, for the purpose of taking such action and executing agreements, instruments and other documents, in the name of the Trust, as the Administrator (or the Administrative Agent, the Collateral Trustee, the Majority Lenders, the Depositary or the Owner Trustee on behalf of the Administrator) may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable.

                 9.4  Additional Provisions with respect to the Administrator.
(a) For all purposes of this Agreement, the Administrator shall be an independent contractor and shall not be subject to the supervision of the Trust or the Owner Trustee with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Trust or otherwise expressly authorized hereunder or under any of the other Basic Documents, the Administrator shall have no authority to act for or represent the Trust or the Owner Trustee in any way and shall not otherwise be deemed an agent of the Trust or the Owner Trustee or be deemed to assume the obligations of the Trust or Owner Trustee under any of the Basic Documents.

                 (b) Nothing contained in this Agreement (i) shall constitute the Administrator and either of the Trust or the Owner Trustee as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) shall be construed to impose any liability as such on any of them except as expressly set forth herein or (iii) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others except as expressly set forth herein.

                 (c) Nothing herein shall prevent the Administrator or its Affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as an administrator for any other Person even though such Person may engage in business activities similar to those of the Trust, the Owner Trustee or the Collateral Trustee.

                 (d) Nothing in this Agreement shall affect any obligation the Administrator may have in any other capacity.

                 9.5 Survival of Representations of the Administrator. All representations and warranties made by the Administrator hereunder and in any other document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement. The indemnities contained in subsection 2.5(c) shall survive the resignation or termination of the Owner Trustee or the termination of the Trust Agreement.

                 9.6 Costs and Expenses. (a) The Administrator will pay all expenses incident to the performance of its obligations under this Agreement.

                 (b) The agreements in this subsection 9.6 shall survive the termination of this Agreement.

                 9.7 Indemnification. The Administrator agrees that it shall indemnify and hold harmless the Trust, the Owner Trustee and, with respect to subsection 2.5(a)(vii) and subsection 3(b), the Collateral Trustee, and their respective officers, directors, agents and employees from and against any and all out-of-pocket liabilities, losses, damages and expenses which may be imposed on or incurred by the Trust, the Owner Trustee and the Collateral Trustee as a result of the breach by the Administrator of any of its representations or warranties made herein or as a result of the breach by the Administrator of any of its covenants or other obligations arising under this Agreement. The Administrator's obligations under this subsection 9.7 shall survive the termination of this Agreement.

                 9.8 Successors and Assigns; Third-Party Beneficiaries. (a) This Agreement shall be binding upon and inure to the benefit of the Administrator and the Trust and their respective successors and assigns; provided that, except as set forth in subsections 6.2(c) and 9.9, the Administrator shall not assign or transfer any or all its rights and obligations hereunder without the prior written consent of the Trust. The Administrator acknowledges that the Trust shall assign all of its rights hereunder, other than its rights of indemnification, to the Collateral Trustee. The Administrator consents to such assignment and agrees that the Collateral Trustee, to the extent provided in the Collateral Trust Agreement, shall be entitled to enforce the terms of this Agreement and the rights (including, without limitation, the right to grant or withhold any consent or waiver) of the Trust directly against the Administrator. The Administrator further agrees that, in respect of its obligations hereunder, it will act at the direction of and in accordance with all requests and instructions from the Collateral Trustee made in accordance with the Basic Documents until the satisfaction of all Obligations. The Administrator shall deliver copies of all notices, requests, demands and other documents to be delivered by it to the Trust pursuant to the terms hereof to the Collateral Trustee.

                 (b) The Administrative Agent, the Lenders, the Depositary, the Trust, the Owner Trustee and the Collateral Trustee are third- party beneficiaries of this Agreement and are entitled to the rights and benefits hereunder and may enforce the provisions hereof as if they were parties hereto to the extent provided in the Basic Documents.

                 9.9 Merger or Consolidation of, or Assumption of the Obligations of, the Administrator. Any Person (a) into which the Administrator may be merged or consolidated, (b) which may result from any merger, conversion or consolidation to which the Administrator shall be a party, (c) succeeding to the business of the Administrator, or (d) more than 50% of the voting stock of which is owned, directly or indirectly, by NIC, which Person, in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Administrator hereunder, shall be the successor to the Administrator under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, notwithstanding anything in this Agreement to the contrary. The Administrator shall provide notice of any merger, consolidation or succession pursuant to this subsection 9.9 to the Rating Agencies, the Administrative Agent, the Owner Trustee and the Collateral Trustee.

                 9.10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                 9.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 9.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                 9.13 WAIVERS OF JURY TRIAL. THE ADMINISTRATOR AND THE TRUST HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                 9.14 No Bankruptcy Petition Against the Trust. The Administrator hereby covenants and agrees that prior to the date which is one year and one day after the payment in full of all Commercial Paper Notes, it will not institute against, or join any other Person in instituting against, the Trust, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. Nothing in this Section 9.14 shall preclude, or be deemed to estop, the parties hereto from taking or omitting to take any action prior to such date in (i) any case or proceeding voluntarily filed or commenced by or on behalf of the Trust under or pursuant to any such law or (ii) any involuntary case or proceeding pertaining to the Trust which is filed or commenced by or on behalf of a Person other than the parties hereto (or any Person to which the parties hereto shall have assigned, transferred or otherwise conveyed any part of the obligations of the Trust hereunder) under or pursuant to any such law.

                 9.15 Further Assurances. The Administrator agrees to do such further acts and things and to execute and deliver to the Trust (or to the Administrative Agent, the Collateral Trustee, the Lenders, the Depositary or the Owner Trustee) such additional assignments, agreements, powers and instruments, as may be reasonably necessary to carry into effect the purposes of this Agreement or to better assure and confirm unto the Trust its rights, powers and remedies hereunder.

                 9.16 Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Chemical Bank Delaware, not individually or personally but solely as trustee of the Trust, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by Chemical Bank Delaware but is made and intended for the purpose for binding only the Trust and (c) under no circumstances shall Chemical Bank Delaware be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement or the other Basic Documents.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

NAVISTAR FINANCIAL CORPORATION, as Administrator



                                       By: /s/ R.W. Cain
                                           -------------------------------
                                            Title: Vice President and Treasurer


                                       NFC ASSET TRUST

                                       By:  CHEMICAL BANK DELAWARE,
                                               not in its individual
                                               capacity but solely as
                                               Owner Trustee


                                       By: /s/ John Cashin
                                           ---------------------------
                                            Title: Senior Trust Officer